Exhibit 99.1

Nevro Announces Patent Litigation Update

Summary Judgment Ruling Affirms Method Claims Covering 1.5kHz to 100kHz

Frequency Range

REDWOOD CITY, Calif., July 25, 2018 /PRNewswire/ — Nevro Corp. (NYSE: NVRO), a global medical technology company that is providing innovative evidence-based solutions for the treatment of chronic pain, today announced that the district court, in its patent dispute with Boston Scientific, issued an order on claim construction and summary judgment.

In the order, the Court ruled in Nevro’s favor with regard to six method claims in three Nevro patents, finding them patent eligible and rejecting Boston Scientific’s arguments that the claims were invalid as indefinite. Specifically, the claims upheld in this ruling are 11, 21 and 23 of U.S. Patent No. 8,359,102, claim 18 of U.S. Patent No. 8,792,988, and claims 1 and 5 of U.S. Patent No. 8,768,472. Collectively, these six claims cover methods for delivering SCS therapy at frequencies between 1.5 kHz and 100 kHz. Prior to the filing of this lawsuit, Boston Scientific filed two petitions challenging the validity of the claims of U.S. Patent No. 8,359,102 in the U.S. Patent Office. The Patent Trial and Appeals Board denied institution of both petitions.

The Court found that Boston Scientific is not currently infringing the six upheld method claims. Boston Scientific has not commercially launched a high-frequency SCS system in the United States. The Court found that Boston Scientific’s sale of the Spectra WaveWriter systems for commercial use in the United States does not infringe the upheld method claims because the Spectra WaveWriter systems are limited to frequencies at or below 1.2 kHz. In the United States, Boston Scientific is only using high-frequency SCS systems in the ACCELERATE clinical trial, and the Court found that Boston Scientific’s programming of patients who have completed the ACCELERATE clinical trial is still protected by the clinical trial safe harbor.

The Court, however, found that the asserted system claims in four of Nevro’s patents were invalid as indefinite. The Court further held that practicing the upheld method claims in Europe does not infringe under U.S. patent law.

Nevro disagrees with portions of the Court’s ruling, and intends to appeal.

Nevro believes that the six method claims that were upheld would effectively preclude Boston Scientific from commercially providing high frequency SCS therapy between 1.5 kHz and 100 kHz in the United States.

About Nevro

Headquartered in Redwood City, California, Nevro is a global medical technology company focused on providing innovative products that improve the quality of life of patients suffering from debilitating chronic pain. Nevro has developed and commercialized the Senza® spinal cord stimulation (SCS) system, an evidence-based, non-pharmacologic neuromodulation platform for the treatment of chronic pain. The Senza® system and Senza II™ system are the only SCS systems that deliver Nevro’s proprietary HF10® therapy. Senza, Senza II, HF10, Nevro and the Nevro logo are trademarks of Nevro Corp.

Forward-Looking Statements

This press release contains forward-looking statements with respect to our ongoing patent litigation proceedings with Boston Scientific, reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including our expectations regarding our ability to preclude Boston Scientific from commercially providing high frequency SCS therapy in the United States and our intentions of appealing certain components of the current ruling. These forward-looking statements are based upon information that is currently available to us or our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties. These factors are described in greater detail in our Quarterly Report on Form 10-Q that we filed on May 7, 2018, as well as any reports that we may file with the SEC in the future, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements.

Investor Relations Contact:

Nevro Investor Relations

(650) 433-3247

ir@nevro.com

SOURCE Nevro Corp.